Exhibit 8.1

[WLRK Letterhead]

August, 1, 2008

HSN, Inc.

1 HSN Drive

St. Petersburg, Florida 33729

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) of HSN, Inc., a Delaware corporation (“HSN”), including the Prospectus, forming a part thereof, relating to the proposed spin-off of HSN from IAC/InterActiveCorp and the related transactions contemplated to occur prior to or contemporaneously with the spin-off of HSN.

We have participated in the preparation of the discussion, set forth in the section entitled “THE SEPARATION—Material U.S. Federal Income Tax Consequences of the Spin-Offs” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Wachtell, Lipton, Rosen & Katz